Exhibit 99.1
Callon Petroleum Company Announces Fourth Quarter and Full Year 2022 Results
FY22 net cash provided by operating activities and net income set Company records
Increased full year operating margin by nearly 40%
4Q22 and FY22 capital expenditures and production in-line with guidance

HOUSTON, Feb. 22, 2023 /PRNewswire/ - Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today reported fourth quarter and full year 2022 financial and operating results. In addition, Callon today issued a separate release on its 2023 outlook.
Slides accompanying today’s releases are available at www.callon.com/investors.
2022 Highlights
•Set Company records for full-year net cash provided by operating activities of $1.5 billion and adjusted free cash flow of $622.7 million
•Set Company record for full-year net income of $19.54 per diluted share (all per share amounts are stated on a diluted basis)
•Improved full-year operating margin by 38% year-over-year to $58.04 per barrel of oil equivalent (Boe)
•Grew annual production by nearly 10% to 104.3 MBoe/d, in line with guidance
•Invested $841.5 million in operational capital expenditures, or less than 60% of net cash provided by operating activities
•Year-end total proved reserves of 479.5 MMBoe (57% oil) with a standardized measure of future discounted cash flows of total proved reserves of $9.0 billion; PV-10 of total proved reserves of $10.5 billion
•Increased proved developed reserves by 7% to 293.2 MMBoe (58% oil), representing 61% of total reserve volumes
•Paid down $461.9 million in debt and reduced leverage ratio, as defined by our credit facility, by over 40% over the last 12 months
Fourth Quarter 2022 Highlights
•Generated $372.6 million of net cash provided by operating activities and adjusted free cash flow of $165.4 million
•Net income of $272.5 million, or $4.41 per diluted share, adjusted EBITDA of $412.2 million, and adjusted income of $207.7 million or $3.36 per diluted share
•Fourth quarter 2022 production averaged 106.3 MBoe/d (62% oil)
•Reduced lease operating expense (LOE) to $7.58 per Boe
•Reduced debt by an additional $133.0 million
“Callon’s fourth quarter and full year performance drove new company records in profitability and cash flow,” said Joe Gatto, President and Chief Executive Officer. “Our results demonstrate what our strong operational team plus a quality, oil-weighted asset base can do, profitably growing production while improving margins and investing less than 60% of our cash flow. We believe our business model is sustainable with a deep inventory of high-return oil projects that adhere to our “Life of Field” co-development model. Our cash flow will continue to be allocated to disciplined reinvestment, further debt reduction and eventual returns of capital as we pursue shareholder value creation from multiple sources.”
Financial Results
Callon reported fourth quarter 2022 net income of $272.5 million, or $4.41 per diluted share, and adjusted EBITDA of $412.2 million. The Company’s adjusted income was $207.7 million, or $3.36 per diluted share.
The Company generated $372.6 million of net cash provided by operating activities in the fourth quarter, a 2% year-over-year increase. Net cash provided by operating activities in 2022 was up 54% year-over-year to $1.5 billion.
Total operational capital expenditures for the fourth quarter and full-year 2022 were $191.7 million and $841.5 million, respectively. Callon is committed to not outspending cash flow and had a capital reinvestment rate of less than 60% of net cash provided by operating activities in 2022.
For full-year 2022, debt was reduced by $461.9 million. The year-end balance on the Company’s senior secured revolving credit facility (the “Credit Facility”) was $503.0 million and cash balances were $3.4 million. In mid-October, Callon and its lenders entered into an amendment to the Credit Facility which extended the maturity to October 19, 2027. The Credit Facility has a borrowing base of $2.0 billion with an elected commitment of $1.5 billion.

Operational Results
Fourth quarter production averaged 106.3 MBoe/d (62% oil and 82% liquids), in line with guidance. Results reflect the negative impact of adverse winter weather, which is estimated at approximately 0.6 MBoe/d.
Average realized commodity prices during the quarter were $84.33 per Bbl for oil (102% of NYMEX WTI), $25.79 per Bbl for natural gas liquids, and $4.06 per MMBtu for natural gas (66% of NYMEX HH). Total average realized price for the period was $62.00 per Boe on an unhedged basis.
LOE, which includes workover expense, for the quarter was $74.1 million or $7.58 per Boe, compared to $7.71 per Boe in the prior quarter of 2022. The sequential decrease in LOE was primarily related to lower operating costs for fuel, power, chemicals and repairs and maintenance.
Year-End Proved Reserves
DeGolyer and MacNaughton prepared the estimates of Callon’s proved reserves as of December 31, 2022. As of December 31, 2022, Callon’s estimated net proved reserves were 479.5 MMBoe and included 275.6 MMBbls of oil, 592.8 Bcf of natural gas, and 105.1 MMBbls of NGLs with a standardized measure of discounted future net cash flows of $9.0 billion using average realized prices for sales of oil, natural gas, and NGLs on the first calendar day of each month during the year of $95.02/Bbl for oil, $5.75/Mcf for natural gas, and $36.40/Bbl for NGLs. PV-10 using the same realized pricing was $10.5 billion for total proved reserves and $7.1 billion for proved developed reserves.
Oil comprised approximately 57% of the estimated total proved reserves. The Company added 68.0 MMBoe of new reserves in extensions and discoveries through development efforts in 2022, with a total of 114 gross (103.0 net) wells drilled and 106 gross (94.5 net) wells completed.
Environmental, Social, and Governance (“ESG”) Updates
The Company is committed to GHG emission reductions and has made significant progress in its 2022 environmental performance. Highlights include:
•On pace to achieve 2024 goal of reducing GHG intensity by 50%
•Exceeded our 2022 target for replacement of pneumatic devices
•Set a safety record, achieving the Company’s lowest recorded incident rate
Earnings Call Information
The Company will host a conference call on Thursday, February 23, 2023, to discuss fourth quarter and full year 2022 financial and operating results, as well as its outlook for 2023 and beyond.
Please join Callon Petroleum Company via the Internet for a webcast of the conference call:

Date/Time:	Thursday, February 23, 2022, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time)
Webcast:	Select “News and Events” under the “Investors” section of the Company’s website: www.callon.com.
An archive of the conference call webcast will also be available at www.callon.com under the “Investors” section of the website.
About Callon Petroleum
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.
Contact Information
Kevin Smith
Director of Investor Relations
Callon Petroleum Company
ir@callon.com
(281) 589-5200
Cautionary Statement Regarding Forward Looking Information
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled and placed on production; future levels of development activity and associated production, capital expenditures and cash flow expectations and expected uses thereof; the Company’s production and expenditure guidance; estimated reserve quantities and the present value thereof; future debt levels and leverage; and the implementation of the Company’s business plans and strategy, as well as statements including the words “believe,” “expect,” “plans,” “may,” “will,” “should,” “could,” and words of similar meaning. These statements reflect the Company’s current views with respect to future events and financial performance based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and natural gas prices; changes in the supply of and demand for oil and natural gas, including as a result general economic conditions or as a result of actions by, or disputes among members of OPEC and other oil and natural gas producing countries with respect to production levels or other matters related to the price of oil; our ability to drill and complete wells; operational, regulatory and environment risks; the cost and availability of equipment and labor; our ability to finance our development activities at expected costs or at expected times or at all; rising interest rates and inflation; our inability to realize the benefits of recent transactions; currently unknown risks and liabilities relating to the newly acquired assets and operations; adverse actions by third parties involved with the transactions; risks that are not yet known or material to us; and other risks more fully discussed in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our most recent Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Non-GAAP Financial Measures
This news release refers to non-GAAP financial measures such as “adjusted free cash flow,” “adjusted EBITDA,” “adjusted income,” “adjusted income per diluted share,” and “PV-10.” These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our filings with the SEC and posted on our website.
•Adjusted free cash flow is a supplemental non-GAAP measure that is defined by the Company as adjusted EBITDA less operational capital expenditures (accrual), capitalized cash interest, capitalized cash G&A (which excludes capitalized expense related to share-based awards), and cash interest expense, net. We believe adjusted free cash flow provides useful information to investors because it is a comparable metric against other companies in the industry and is a widely accepted financial indicator of an oil and natural gas company’s ability to generate cash for the use of internally funding their capital development program and to service or incur debt. Adjusted free cash flow is not a measure of a company’s financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities, or as a measure of liquidity, or as an alternative to net income (loss).
•Callon calculates adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit), depreciation, depletion and amortization, (gains) losses on derivative instruments excluding net settled derivative instruments, impairment of evaluated oil and gas properties, non-cash share-based compensation expense, merger, integration and transaction expense, (gain) loss on extinguishment of debt, and certain other expenses. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Company believes that adjusted EBITDA provides useful information to investors because it provides additional information with respect to our performance or ability to meet our future debt service, capital expenditures and working capital requirements. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies.
•Adjusted income and adjusted income per diluted share are supplemental non-GAAP measures that Callon believes are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of these items and non-cash valuation adjustments, which are detailed in the reconciliation provided. Adjusted income and adjusted income per diluted share are not measures of financial performance under GAAP. Accordingly, neither should be considered as a substitute for net income (loss), operating income (loss), or other income data prepared in accordance with GAAP. However, the Company believes that adjusted income and adjusted income per diluted share provide additional information with respect to our performance. Because adjusted income and adjusted income per diluted share exclude some, but not all, items that affect net income (loss) and may vary among companies, the adjusted income and adjusted income per diluted share presented above may not be comparable to similarly titled measures of other companies.

•Callon believes that the presentation of PV-10 provides greater comparability when evaluating oil and gas companies due to the many factors unique to each individual company that impact the amount and timing of future income taxes. In addition, we believe that PV-10 is widely used by investors and analysts as a basis for comparing the relative size and value of our proved reserves to other oil and gas companies. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows or any other measure of a company’s financial or operating performance presented in accordance with GAAP. Neither PV-10 nor the standardized measure of discounted future net cash flows purport to represent the fair value of our proved oil and gas reserves.
Adjusted Income and Adjusted EBITDA. The following tables reconcile the Company’s adjusted income and adjusted EBITDA to net income:

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022
	(In thousands except per share data)
Net income	$272,467	$549,603	$285,351	$1,209,816
(Gain) loss on derivative contracts	25,855	(134,850)	10,145	330,953
Loss on commodity derivative settlements, net	(44,380)	(105,006)	(149,938)	(467,420)
Non-cash expense related to share-based awards	1,452	99	939	2,507
Merger, integration, transaction and other	(485)	2,861	12,343	3,414
Loss on extinguishment of debt	3,241	—	43,460	45,658
Tax effect on adjustments above (a)	3,007	49,748	17,441	17,827
Change in valuation allowance	(53,438)	(112,640)	(60,585)	(244,745)
Adjusted income	$207,719	$249,815	$159,156	$898,010

Net income per diluted share	$4.41	$8.88	$4.78	$19.54
Adjusted income per diluted share	$3.36	$4.04	$2.66	$14.51

Basic weighted average common shares outstanding	61,610	61,703	59,143	61,620
Diluted weighted average common shares outstanding (GAAP)	61,844	61,870	59,737	61,904
(a)Calculated using the federal statutory rate of 21%.

	Three Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022
	(In thousands)
Net income	$272,467	$549,603	$285,351	$1,209,816
(Gain) loss on derivative contracts	25,855	(134,850)	10,145	330,953
Loss on commodity derivative settlements, net	(44,380)	(105,006)	(149,938)	(467,420)
Non-cash expense related to share-based awards	1,452	99	939	2,507
Merger, integration, transaction and other	(485)	2,861	12,343	3,414
Income tax (benefit) expense	4,785	3,515	(837)	11,793
Interest expense, net	17,950	19,468	25,226	79,667
Depreciation, depletion and amortization	131,296	122,833	112,551	466,517
Loss on extinguishment of debt	3,241	—	43,460	45,658
Adjusted EBITDA	$412,181	$458,523	$339,240	$1,682,905

Adjusted Free Cash Flow. The following table reconciles the Company’s adjusted EBITDA to net cash provided by operating activities:

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
	(In thousands)
Net cash provided by operating activities	$372,647	$475,275	$372,325	$281,270	$366,310
Changes in working capital and other	6,786	(75,748)	25,096	123,805	(67,390)
Changes in accrued hedge settlements	15,816	40,590	1,839	(31,951)	6,781
Cash interest expense, net	16,932	18,406	19,206	19,842	22,268
Merger, integration and transaction	—	—	—	769	11,271
Adjusted EBITDA	$412,181	$458,523	$418,466	$393,735	$339,240
Less: Operational capital expenditures (accrual)	191,673	254,662	237,812	157,378	159,786
Less: Capitalized interest	27,187	25,964	24,416	23,506	22,591
Less: Interest expense, net of capitalized amounts	16,932	18,406	19,206	19,842	22,268
Less: Capitalized cash G&A	11,035	11,053	11,432	9,703	11,035
Adjusted free cash flow	$165,354	$148,438	$125,600	$183,306	$123,560
PV-10. PV-10 as of December 31, 2022 is reconciled below to the standardized measure of discounted future net cash flows:

As of December 31, 2022
(In millions)
Standardized measure of discounted future net cash flows	$9,004.1
Add: present value of future income taxes discounted at 10% per annum	$1,530.7
Total proved reserves - PV-10	$10,534.8
Total proved developed reserves - PV-10	$7,122.9
Total proved undeveloped reserves - PV-10	$3,411.9

Callon Petroleum Company
Consolidated Balance Sheets
(In thousands, except par and share amounts)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$3,395	$9,882
Accounts receivable, net	237,128	232,436
Fair value of derivatives	21,332	22,381
Other current assets	35,783	30,745
Total current assets	297,638	295,444
Oil and natural gas properties, full cost accounting method:
Evaluated properties, net	4,023,603	3,352,821
Unevaluated properties	1,711,306	1,812,827
Total oil and natural gas properties, net	5,734,909	5,165,648
Other property and equipment, net	26,152	28,128
Deferred financing costs	18,822	18,125
Other assets, net	68,560	40,158
Total assets	$6,146,081	$5,547,503
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$536,233	$569,991
Fair value of derivatives	16,197	185,977
Other current liabilities	150,384	116,523
Total current liabilities	702,814	872,491
Long-term debt	2,241,295	2,694,115
Asset retirement obligations	53,892	54,458
Fair value of derivatives	13,415	11,409
Other long-term liabilities	49,243	49,262
Total liabilities	3,060,659	3,681,735
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 130,000,000 and 78,750,000 shares authorized; 61,621,518 and 61,370,684 shares outstanding, respectively	616	614
Capital in excess of par value	4,022,194	4,012,358
Accumulated deficit	(937,388)	(2,147,204)
Total stockholders’ equity	3,085,422	1,865,768
Total liabilities and stockholders’ equity	$6,146,081	$5,547,503

Callon Petroleum Company
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Operating Revenues:
Oil	$513,734	$506,445	$2,262,647	$1,516,225
Natural gas	42,774	56,674	232,681	141,493
Natural gas liquids	49,776	69,782	260,472	193,861
Sales of purchased oil and gas	97,965	59,287	475,164	193,451
Total operating revenues	704,249	692,188	3,230,964	2,045,030

Operating Expenses:
Lease operating	74,097	73,522	290,486	203,141
Production and ad valorem taxes	34,079	33,693	159,920	100,160
Gathering, transportation and processing	25,285	22,083	96,902	80,970
Cost of purchased oil and gas	100,338	61,530	478,445	201,088
Depreciation, depletion and amortization	131,296	112,551	466,517	356,556
General and administrative	15,341	13,116	57,393	50,483
Merger, integration and transaction	—	11,271	769	14,289
Total operating expenses	380,436	327,766	1,550,432	1,006,687
Income From Operations	323,813	364,422	1,680,532	1,038,343

Other (Income) Expenses:
Interest expense, net of capitalized amounts	17,950	25,226	79,667	102,012
Loss on derivative contracts	25,855	10,145	330,953	522,300
Loss on extinguishment of debt	3,241	43,460	45,658	41,040
Other (income) expense	(485)	1,077	2,645	7,660
Total other (income) expense	46,561	79,908	458,923	673,012

Income Before Income Taxes	277,252	284,514	1,221,609	365,331
Income tax benefit (expense)	(4,785)	837	(11,793)	(180)
Net Income	$272,467	$285,351	$1,209,816	$365,151

Net Income Per Common Share:
Basic	$4.42	$4.82	$19.63	$7.51
Diluted	$4.41	$4.78	$19.54	$7.26

Weighted Average Common Shares Outstanding:
Basic	61,610	59,143	61,620	48,612
Diluted	61,844	59,737	61,904	50,311

Callon Petroleum Company
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities:
Net income	$272,467	$285,351	$1,209,816	$365,151
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	131,296	112,551	466,517	356,556
Amortization of non-cash debt related items, net	1,017	2,958	5,280	10,124
Deferred income tax expense	2,653	—	4,279	—
Loss on derivative contracts	25,855	10,145	330,953	522,300
Cash paid for commodity derivative settlements, net	(60,196)	(156,719)	(493,714)	(395,097)
Loss on extinguishment of debt	3,241	43,460	45,658	41,040
Non-cash expense related to share-based awards	1,452	939	2,507	12,923
Other, net	(1,568)	31	7,136	11,037
Changes in current assets and liabilities:
Accounts receivable	48,943	(3,175)	(3,480)	(86,402)
Other current assets	(3,163)	(1,698)	(15,392)	(10,399)
Accounts payable and accrued liabilities	(49,350)	72,467	(58,043)	146,910
Net cash provided by operating activities	372,647	366,310	1,501,517	974,143
Cash flows from investing activities:
Capital expenditures	(238,760)	(150,935)	(992,985)	(578,487)
Acquisition of oil and gas properties	(10,139)	(426,496)	(28,253)	(493,732)
Proceeds from sales of assets	17,780	152,686	27,093	188,101
Cash paid for settlement of contingent consideration arrangement	—	—	(19,171)	—
Other, net	792	3,512	14,289	7,718
Net cash used in investing activities	(230,327)	(421,233)	(999,027)	(876,400)
Cash flows from financing activities:
Borrowings on credit facility	751,000	904,000	3,286,000	2,140,500
Payments on credit facility	(884,000)	(842,000)	(3,568,000)	(2,340,500)
Issuance of senior notes	—	—	600,000	650,000
Redemption of senior notes	—	—	(467,287)	(542,755)
Redemption of 9.0% Second Lien Senior Secured Notes due 2025	—	—	(339,507)	—
Payment of deferred financing costs	(10,275)	(504)	(21,898)	(12,672)
Other, net	—	(390)	1,715	(2,670)
Net cash provided by (used in) financing activities	(143,275)	61,106	(508,977)	(108,097)
Net change in cash and cash equivalents	(955)	6,183	(6,487)	(10,354)
Balance, beginning of period	4,350	3,699	9,882	20,236
Balance, end of period	$3,395	$9,882	$3,395	$9,882

SOURCE Callon Petroleum Company